Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into as of the 9th day of November, 2015, by and between CORDIA BANCORP INC., a Virginia corporation, (hereinafter together with its Affiliates called “Corporation”), BANK OF VIRGINIA (hereinafter called “Bank”) and MARK A. SEVERSON (hereinafter called “Employee”) (collectively “the Parties”), and provides as follows:

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank; and

WHEREAS, the Bank hired Employee pursuant to the offer letter attached hereto as Exhibit A because of his financial and managerial experience, knowledge, skills and expertise in its business;

WHEREAS, the employment of Employee by the Bank is and was in the best interests of the Corporation and Employee;

WHEREAS, at the time the Bank hired Employee, due to regulatory restrictions, the Bank had placed a moratorium on entering into an employment agreement with an employee providing severance pay;

WHEREAS, the Corporation desires to protect its confidential information and guard against unfair competition; and

WHEREAS, the Parties have mutually agreed upon the terms and conditions of Employee’s continued employment by the Bank as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and undertakings of the Parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.           Employment. (a) Employee shall be employed as Executive Vice President and Chief Financial Officer of the Company and of the Bank. He shall perform such services for the Corporation as may be assigned to Employee by the Corporation from time to time upon the terms and conditions hereinafter set forth. Employee’s services shall be rendered in a senior management or executive capacity and shall be of the type for which he is suited by background and training.

(b)           References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate, including but not limited to the Bank. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2.           Term. The term of this Agreement shall begin on the date of execution of this Agreement and unless sooner terminated pursuant to Section 10 of this Agreement, shall terminate on March 31, 2017; provided that on March 31, 2017 and each March 31st thereafter the term of this Agreement shall be extended for one year each, unless either party gives the other notice of nonrenewal at least 60 days prior to the expiration of the initial term or any additional term, as the case may be.

Section 3.           Exclusive Service. Employee shall devote his best efforts and his full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to executive officers of banks.

Section 4.           Salary. (a) As compensation while employed hereunder, Employee, during the term of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $240,000 payable in accordance with established payroll practices of the Bank. The Bank’s Board of Directors, in its discretion, may increase Employee’s base salary.

(b)           The Bank shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Bank. The Bank shall also withhold and remit to the proper party any amounts agreed to in writing by the Bank and Employee for participation in any corporate sponsored benefit plans for which an employee contribution is required.

(c)           Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Bank.

Section 5.           Corporate Benefit Plans/Other Benefits. During the term of this Agreement, Employee shall be entitled to participate in any employee benefit plan of the Bank presently in effect or hereafter adopted by the Bank and generally available to any employees of senior executive status in accordance with plan terms, as amended from time to time. In addition, Employee shall be entitled to other benefits that are generally available to Bank employees of senior executive status.

Section 6.           Bonuses. The Bank’s Board of Directors, in its discretion, may award bonuses to Employee from time to time.

Section 7.           Expense Account. The Bank shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Bank’s business incurred during the term of this Agreement. Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Bank can adopt reasonable rules and policies regarding such reimbursement. The Bank agrees to make prompt payment to Employee following receipt and verification of such reports.

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Section 8.           Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.

(b)           Employee may resign his employment upon thirty (30) days written notice to the Bank or at any time by mutual agreement in writing. It shall not constitute a breach of this Agreement for the Bank to suspend Employee’s duties and to place Executive on a paid leave during the notice period.

(c)           Except as otherwise provided in this Section 8(c), this Agreement shall terminate upon death of Employee. In such event the Bank shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs. In addition, Employee’s death is not intended to, and shall not, prevent amounts to which Employee would have been entitled under Sections 8(d)(2) or 8(g) had he lived from being paid under this Agreement to Employee’s estate or beneficiaries at the time or times such amounts would have been paid had Employee lived.

(d)(1)      The Bank may terminate Employee’s employment other than for “Cause,” as defined in Section 8(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Bank for “Good Reason”, as hereafter defined.

(2)           If the Bank terminates the Employee’s employment without Cause (other than following a change of control), then the Employee shall be paid over a period of 12 months, at such times as payment was theretofore made, his salary according to Section 4.

(3)           If the Employee resigns for Good Reason (other than following a change of control), then the Employee shall be paid over a period of 12 months, at such times as payment was theretofore made, his salary according to Section 4.

(4)           In the event of termination or resignation under Section 8(d)(2) or 8(d)(3), if Employee timely elects COBRA coverage, his current benefits under group health and dental plans will continue for one year at the rates paid by active participants and the Bank will continue to pay its portion of the premiums during this period, but in no event shall such benefits continue beyond the period permitted by COBRA and periods of coverage under this Agreement shall offset Employee’s period of coverage under COBRA.

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(5)           Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 9 or 10, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 8.

(6)           For purposes of this Agreement, “Good Reason” shall mean:

(i)           The assignment of duties to the Employee by the Corporation which result in the Employee having significantly less authority or responsibility than he has on the date hereof, without his express written consent;

(ii)           Requiring the Employee to move his principal office more than 25 miles away from its location at the time this Agreement was executed without Employee’s consent;

(iii)           The reduction of Employee’s base salary as in effect immediately prior to the reduction;

(iv)           The Corporation’s material breach of this Agreement; or

(v)           The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor.

(e)           The Bank shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall mean termination for (i) Employee’s failure, neglect or refusal to perform his duties and responsibilities to the satisfaction of the Bank without the same being corrected after ten days prior written notice; (ii) his personal dishonesty, willful misconduct, or breach of a fiduciary duty involving personal profit; (iii) violation of any law, rule or regulation in the course of Employee’s employment with the Bank; (iv) conviction of a felony or of a misdemeanor involving moral turpitude; (v) misappropriation of the Corporation’s assets (determined on a reasonable basis), or (vi) the material breach of any other provision of this Agreement. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall be paid for all time worked, but thereafter have no right to receive compensation or other benefits under this Agreement.

(f)           The Bank may terminate Employee’s employment under this Agreement if Employee is unable or expected to be unable to perform the essential functions of his position for more than 90 consecutive days.

(g)(1)      If Employee’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then the Bank shall pay to Employee as compensation for services rendered to the Bank and its Affiliates his salary according to Section 4 for the remaining term of this agreement, but in no event for less than 15 months, at such times as payment was theretofore made. Payment under this Section 8(g)(1) shall be in lieu of any payment under Section 8(d).

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(2)           For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Corporation’s Board of Directors, as long as the majority of the Corporation’s Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(3)           It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or Bank or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation or Bank on the date of a Change of Control (or any other accounting firm designated by the Corporation or Bank) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Employee, the Bank shall implement the reductions in its discretion.

Section 9.           Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information maintained as confidential by the Corporation concerning the customers, vendors, employees, employment applicants, investors, participating banks, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, employment records, customer lists and contact information, or other confidential customer information. Upon termination of employment Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. This Section 9 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

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Section 10.           Covenant Not to Compete and Related Covenants.

(a)           During the Restricted Period, Employee covenants and agrees that he will not (except pursuant to this Agreement) engage in Competitive Activity anywhere within a five (5) mile radius of any office operated by the Bank on the date of Employee’s termination of employment. Notwithstanding the foregoing, the restrictions imposed by this Section 10 shall cease to apply in the event of termination without Cause or resignation for Good Reason within 12 months following a Change of Control. For purposes of this Section 10, Competitive Activity means performing services as senior executive officer of a bank or financial institution offering banking and financial products and services substantially similar to those offered by the Corporation on any date on which the conduct at issue occurs.

(b)           During the Restricted Period, the Employee covenants and agrees not to solicit or induce, or attempt to induce, on behalf of himself or any other individual or entity, any individual to terminate their employment with the Corporation, its subsidiaries and/or affiliates if those individuals provide, or have provided during all or part of the covenant period described in this Section 10(b), accounting, credit, lending, information technology, account management or personal banking services for the Company, its subsidiaries and/or affiliates or any other types of services that give those individuals significant contact with or knowledge of the customer base of the Company. This Section 10(b) only applies to a person employed by the Corporation with whom Employee had contact, about whom Employee had confidential information, or who Employee supervised, directly or indirectly, during Employee’s employment with the Bank.

(c)           During the Restricted Period, Employee will not, except to the extent necessary to carry out his duties as an employee of the Bank, solicit, or assist any other person or business entity in soliciting, (i) any depositors or other customers of the Company prior to the termination of Employee’s employment with the Corporation, its subsidiaries and/or affiliates to make deposits in or to become customers of any other financial institution offering banking and financial products and services substantially similar to those offered by the Company, its subsidiaries and/or affiliates on any date on which the conduct at issue occurs, (ii) any referral sources of the Company, its subsidiaries and/or affiliates to make a referral to another financial institution for banking and financial products and services substantially similar to those offered by the Company, its subsidiaries and/or affiliates on any date on which the conduct at issue occurs. This paragraph 10(c) shall only apply to depositors, customers, or referral sources with whom Employee had contact or about whom Employee had confidential information.

(d)           The Restricted Period is during the term of this Agreement and throughout any further period that Employee is an employee of the Bank, and for the longer of (i) twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Bank; or (ii) for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee.

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(e)           The Employee agrees that the covenants in this Section 10 are reasonably necessary to protect the legitimate interests of the Corporation, are reasonable with respect to the time and territory and do not interfere with the interests of the public. The Employee further agrees that the descriptions of the covenants contained in this Section 10 are sufficiently accurate and definite to inform the Employee of the scope of the covenants. Finally, the Employee agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Employee’s obligations hereunder and the Corporation’s rights hereunder. The Employee acknowledges that in the event the Employee’s employment with the Bank is terminated for any reason, the Employee will be able to earn a livelihood without violating such covenants.

(f)           The parties have attempted to limit the Employee’s right to compete only to the extent necessary to protect the Corporation from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Accordingly, the parties intend that the covenants contained in this Section 10 be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants. The parties further agree that, if the scope or enforceability of a covenant contained in this Section 10 is in any way disputed at any time, and if permitted by applicable law, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

(g)           It is agreed that notwithstanding the above to the contrary, Employee may engage in business ventures as long as they are not competitive with the Corporation. Anything to the contrary notwithstanding, Employee may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation. The parties intend that the covenants and restrictions in this Section 10 be enforceable against Employee regardless of the reason that his employment by the Bank may terminate. The existence of any claim or cause of action by the Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the restrictive covenants set forth in Sections 9 and 10 of this Agreement.

Section 11.           Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 9 and 10 above are reasonable in scope, length of time and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 9 or 10 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 9 or Section 10. The covenants contained in Sections 9 and 10 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.

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Section 12.           Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. Employee agrees that Corporation can assign its rights and benefits under this Agreement to any successor to its business, stock or assets.

Section 13.           Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 14.           Jury Waiver. The Employee and the Corporation agree that in any litigation action or proceeding arising out of or relating to this Agreement or the Employee’s employment with the Corporation, trial shall be in a court of competent jurisdiction without a jury. The Employee and the Corporation irrevocably waive any right each may have to a jury trial and a copy of this Agreement may be introduced as written evidence of the waiver of the right to trial by jury. The Corporation has not made and the Employee has not relied on, any oral representation regarding the enforceability of this provision. The Employee and the Corporation have read and understand the effect of this jury waiver provision.

Section 15.           Invalid Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 16.           Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 17.           Entire Agreement.

(a)           This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)           This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 18.           Amendment and Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

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Section 19.           Case and Gender. Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 20.           Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 21.           Code Section 409A. This Employment Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and other guidance thereunder and shall be administered and interpreted accordingly. Notwithstanding any other provision of this Agreement, to the extent that Code Section 409A requires payments to which Employee is entitled on account of a separation from service to be delayed due to Employee’s status as a “specified employee” under Code Section 409A, (i) such payments shall be made or commence on the first day of the seventh month following such separation from service or, if earlier the date of Employee’s death, with all amounts that would have been payable during such period but for the required delay accumulated without interest and included in the first payment; and (ii) all welfare benefit continuation to which Employee is entitled during such period of delay shall be maintained during the period at Employee’s cost and, only to the extent such benefits would otherwise have been provided or paid for by the Corporation, reimbursed by the Corporation as part of the first payment.

Section 22.           Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)           such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because the Corporation or any of its subsidiaries is declared by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound matter; or

(b)           such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation, including, without limitation, the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the Corporation and Bank have caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand on the 9th day of November, 2015.

CORDIA BANCORP INC.

By:	/s/ Jack Zoeller
Jack Zoeller President and Chief Executive Officer

BANK OF VIRGINIA

By:	/s/ Jack Zoeller
Jack Zoeller
President and Chief Executive Officer

EMPLOYEE

/s/ Mark Severson
Mark Severson
14212 Riverdowns Drive South Drive
Midlothian, VA 23112

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